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                            SCHEDULE 14A INFORMATION

                   CONSENT STATEMENT PURSUANT TO SECTION 14(A)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

Filed by registrant / /

Filed by a party other than the registrant /x/           / /  Confidential,
                                                              for Use of the
                                                              Commission Only
Check the appropriate box:                                    (as permitted by
/ / Preliminary consent statement                             Rule 14a-6(e)(2))

/ / Definitive consent statement

/ / Definitive additional materials

/X/ Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

                           RJR NABISCO HOLDINGS CORP.
                 ----------------------------------------------
                (Name of Registrant as Specified in its Charter)

                                BROOKE GROUP LTD.
                   ------------------------------------------
                  (Name of Person(s) Filing Consent Statement)

                                 ---------------

Payment of filing fee (Check the appropriate box):

/ / $125 per Exchange Act Rule 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2).

/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

/ / Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

       (1) Title of each class of securities to which transaction applies:
       (2) Aggregate number of securities to which transaction applies:
       (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:
       (4) Proposed maximum aggregate value of transaction:

       (5) Total fee paid:

/x/ Fee paid previously with preliminary materials.

                                 ---------------

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)      Amount previously paid: ____________

(2)      Form, schedule or registration statement no.: _____________

(3)      Filing party: ____________________

(4)      Date filed: _________________

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
                                                  International Place
BROOKE GROUP LTD.                                 100 S.E. Second Street
                                                  Miami, Florida 33131

                                                                January 22, 1996

                                 SPINOFF UPDATE

                          IMPORTANT VOTING INFORMATION

/ / A VOTE IN FAVOR OF THE SPINOFF IS IN YOUR ECONOMIC INTEREST

     We at Brooke Group believe that the immediacy of a vote on our Spinoff Proposal has raised the price of your RJR Nabisco stock significantly. If the stockholders do not support our Spinoff Proposal, we believe that the stock price will suffer to reflect the Company's poor performance.

/ / YOU MUST SIGN, DATE AND RETURN THE BLUE CONSENT CARD

     If you wish to vote in favor of an immediate spinoff of Nabisco, you must sign, date and return a Blue consent card. Do not assume that your vote is unimportant or that the Spinoff Proposal will be adopted without your vote. Do not assume that the Company will eventually spin off Nabisco without your vote. The Company is strenuously opposing our Spinoff Proposal. We believe, however, that it would be responsive to a favorable vote. Remember, if you do not return the Blue consent card, you have in effect voted against the Spinoff Proposal. To adopt the Spinoff Proposal, we need the consent of a majority of the outstanding voting power. No matter how many shares you own, your vote is important.

/ / THE SPINOFF PROPOSAL WILL NOT BE A CHANGE IN CONTROL

     No matter how much disinformation you receive from RJR Nabisco, a vote in favor of the Spinoff Proposal will not result in a change in control of the Company or any involvement by us in the management of RJR Nabisco. As we have stated many times before, if the Board irrevocably commits to an immediate spinoff of Nabisco, we will cease all solicitation activities. Do not be misled by the Company. A vote for the Spinoff Proposal is simply a way for stockholders to communicate to the RJR Nabisco Board that stockholders want an immediate spinoff of Nabisco. It is a vote for increased value in your investment, and not for a change in control of the Company.

/ / A SPINOFF OF NABISCO COULD INCREASE VALUE BY AS MUCH AS 50%*

     We believe that spinning off Nabisco is the single most important action that the Board can take to improve performance and increase the value of your investment. As described in our Consent Statement, we believe that spinning off Nabisco could increase the value of your investment in RJR Nabisco by as much as 50% or more over the prices that prevailed prior to the announcement of our involvement in RJR Nabisco.

/ / RJR NABISCO HAS BEEN THE WORST PERFORMING CIGARETTE STOCK

     Your investment in RJR Nabisco stock is languishing. It had a negative return from the initial public offering (February 1, 1991) to the announcement of our intent to propose a spinoff (August 28, 1995). It also suffered a 12% decline in the year preceding this announcement. As noted by Bloomberg:
"Companies find spinning off businesses to shareholders attractive for a powerful reason: The weakest unit tends to unduly influence the company's market value."

/ / DISCARD THE YELLOW CARD

     To vote in favor of the Spinoff Proposal you need only sign, date and return the Blue consent card. You should not return a yellow card to the Company, even as a protest vote against the Board. Simply ignore and throw away any yellow card or other material you receive from RJR Nabisco.

/ / CONTACT GEORGESON & COMPANY AT 1-800-223-2064

     If you have any questions or comments about our solicitation or need a copy of our Consent Statement, please call Georgeson & Company Inc. at
1-800-223-2064. If you are interested in gaining access to information about this solicitation on the World Wide Web, use http://www.georgeson.com.

                                             Very truly yours,



                                            BENNETT S. LEBOW
                                            Chairman of the Board, President
                                              and Chief Executive Officer

     CERTAIN ADDITIONAL INFORMATION: The following persons may be deemed to be additional participants in the solicitation by Brooke Group Ltd. ("Brooke Group") of consents for the proposals set forth in its Consent Statement currently on file with the Securities and Exchange Commission: Seth Lemler and Michael Wainstein. To the best of Brooke Group's knowledge, none of such persons who may be deemed additional participants currently own any shares of RJR Nabisco stock.

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*    Of course estimates of this kind are, by their nature, highly subjective and influenced heavily by the assumptions used.

     In addition, with respect to the other factual matters discussed in this letter, see our Consent Statement for more detailed information.

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